Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES

Company Guides Q3 EPS Above Last Year with Range of $0.47 to $0.48

SAN FRANCISCO - November 4, 2010 - Gap Inc. (NYSE: GPS) today reported net sales increased 4 percent to $1.19 billion for the four-week period ended October 30, 2010 compared with net sales of $1.14 billion for the four-week period ended October 31, 2009. The company's comparable store sales for October 2010 were up 2 percent compared with a 4 percent increase in October 2009.

"We're pleased that we continued to deliver on our goal of growing top line sales in October and the third quarter," said Sabrina Simmons, chief financial officer of Gap Inc. "We remain focused on delivering shareholder value as evidenced by an expected year-over-year increase in diluted earnings per share for the quarter."

Comparable store sales for October 2010 were as follows:

  Gap North America: positive 5 percent versus negative 6 percent last year
  Banana Republic North America: negative 1 percent versus positive 5 percent last year
  Old Navy North America: positive 2 percent versus positive 14 percent last year
  International: positive 1 percent versus negative 4 percent last year

Third Quarter Sales Results and Guidance

The company expects diluted earnings per share for the third quarter of fiscal year 2010 to be $0.47 to $0.48, up from $0.44 for the third quarter last year.

For the thirteen weeks ended October 30, 2010, total company net sales were $3.65 billion, which is an increase of 2 percent compared with net sales of $3.59 billion for the thirteen weeks ended October 31, 2009. The company's third quarter comparable store sales were flat for fiscal years 2010 and 2009.

 Comparable store sales for the third quarter of fiscal year 2010 were as follows:

  Gap North America: positive 1 percent versus negative 7 percent last year
  Banana Republic North America: positive 1 percent versus negative 6 percent last year
  Old Navy North America: negative 2 percent versus positive 10 percent last year
  International: positive 3 percent versus negative 6 percent last year

The company noted that merchandise margins for the third quarter of fiscal year 2010 are expected to be below last year.

For more detailed information regarding the company's October 2010 sales, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its third quarter earnings via press release on November 18, 2010 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168, and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

November Sales

The company will report November sales on December 2, 2010.

Forward-Looking Statements

This press release and related recording contain unaudited financial information and forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding earnings per share and merchandise margins for the third quarter of fiscal year 2010.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2010.

These forward-looking statements are based on information as of November 4, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

investor_relations@gap.com

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com